Exhibit 99.1

National & Retail Trades and First Call, Release: August 11, 2005 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS SECOND QUARTER NET INCOME INCREASE

 OF 27.4% AND EARNINGS PER SHARE OF $0.54

MENOMONEE FALLS, WI … August 11/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported net sales and earnings for the second quarter ended July 30, 2005.

Kohl’s Corporation reported a 27.4 percent increase in net income for the quarter ended July 30, 2005.  Net income was $187.2 million, or $0.54 per diluted share, compared to $146.9 million or $0.43 per diluted share a year ago.  Net sales for the quarter increased 15.6 percent to $2.9 billion from $2.5 billion a year ago.  Comparable store sales increased 5.1 percent for the same period.

For the six months ended July 30, 2005, net income increased 24.8 percent to $311.9 million or $0.90 per diluted share, compared to $250.0 million or $0.73 per diluted share for the six months ended July 31, 2004.  Net sales increased 15.4 percent to $5.6 billion from $4.9 billion a year ago.  Comparable store sales increased 4.4 percent for the same period.

Second quarter and year-to-date earnings in the current year were impacted by two items.  The Company’s income taxes were favorably impacted by $4.9 million due to the resolution of certain state tax matters.  The Company’s gross margin was favorably impacted by $2.4 million due to a decision to change its method of accounting for inventory from the last in, first out method (LIFO) to the first in, first out (FIFO) method.

Last year’s results reflect the Company’s decision to adopt expensing of stock options, which began in the first quarter of fiscal 2005.  In accordance with the modified retrospective method, the prior year’s results for both the quarter and year-to-date have been restated.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “I am pleased with our performance in the second quarter and for the first half on both the top and bottom lines.  As expected, we continued gaining momentum in comparable store sales in the second quarter, achieving the high end of our guidance for both comp store sales and EPS for the quarter. Looking forward, we continue to target comparable store sales growth in the mid-single digit range for the fall season.  For the year, we continue to target earnings growth of approximately 20% over last year and now expect our earnings per diluted share for fiscal 2005 to be in the $2.42 - $2.50 range.”

Expansion Update

During the first half of the year, the Company successfully opened 33 new stores, including its entry into the Buffalo, NY market with three stores; adding seven stores in the Southeast region; seven stores in the Midwest region and four stores each in the Mid-Atlantic, Northeast, South Central and Southwest regions.

The Company now operates 670 stores in 40 states, compared with 589 stores in 38 states at the same time last year.

The Company plans to open another 62 stores in the third quarter of fiscal 2005, four in August and 58 in October. The Company plans to enter the Orlando, FL market with six stores and the Jacksonville, FL market with three stores. In addition, the Company will add 15 stores in the Midwest region, nine stores each in the South Central and the Southwest regions, eight stores in the Mid-Atlantic region, seven stores in the Northeast region and five stores in the Southeast region. In total, the Company plans to open 95 stores in fiscal 2005.

Second Quarter Conference Call

Investors will have the opportunity to listen to the conference call today at 5:00 PM (EDT) by dialing (847) 619-6368 ten minutes prior to the start of the call. In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”), or through Broadcast Network’s vcall web site located at http://www.vcall.com. To listen to the call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 36 hours at (630) 652-3018, Pass Code: 12195903.

Investor Conference

The Company will host an investor conference in Boston, Massachusetts on August 17, 2005, with a presentation scheduled for approximately 12:30 PM (EDT). Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to August 2005), or through Broadcast Network’s vcall web site located at http://www.vcall.com.  To listen to the presentation, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available through September 17, 2005.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:  Lori Sansoucie, Manager – Public Relations, (262) 703-6752

Kohl’s Corporation
Condensed Consolidated Statements of Income
(In Millions, except per share data)
(Unaudited)

	3 Months Ended				6 Months Ended
	July 30, 2005	% to Net Sales	July 31, 2004 (restated)	% to Net Sales	July 30, 2005	% to Net Sales	July 31, 2004 (restated)	% to Net Sales

Net sales	$2,888.1		$ 2,497.9		$5,630.9		$ 4,878.0
Cost of merchandise sold	1,819.5	63.0%	1,587.9	63.6%	3,579.1	63.6%	3,120.5	64.0%

Gross margin	1,068.6	37.0%	910.0	36.4%	2,051.8	36.4%	1,757.5	36.0%

Operating expenses
Selling, general and administrative	672.5	23.3%	582.8	23.3%	1,345.4	23.9%	1,163.5	23.9%
Depreciation and amortization	82.6	2.9%	71.3	2.8%	162.6	2.8%	138.0	2.8%
Preopening expenses	4.1	0.1%	4.7	0.2%	16.7	0.3%	24.1	0.4%

Operating income	309.4	10.7%	251.2	10.1%	527.1	9.4%	431.9	8.9%

Interest expense, net	16.3	0.6%	15.0	0.6%	33.5	0.6%	30.0	0.7%

Income before income taxes	293.1	10.1%	236.2	9.5%	493.6	8.8%	401.9	8.2%
Provision for income taxes	105.9	3.6%	89.3	3.6%	181.7	3.3%	151.9	3.1%

Net income	$ 187.2	6.5%	$ 146.9	5.9%	$ 311.9	5.5%	$ 250.0	5.1%

Basic net income per share	$ 0.54		$ 0.43		$ 0.91		$ 0.73
Avg. number of shares	344.1		341.0		343.8		340.7

Diluted net income per share	$ 0.54		$ 0.43		$ 0.90		$ 0.73
Avg. number of shares	346.8		344.2		346.6		344.0

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
Subject to Reclassification

	July 30, 2005	July 31, 2004 (restated)

Assets
Current assets:
Cash and cash equivalents	$ 110,319	$ 105,173
Short-term investments	140,014	164,043
Accounts receivable trade, net	1,296,406	1,093,455
Merchandise inventories	2,197,331	1,776,212
Deferred income taxes	7,013	37,804
Other	82,319	82,501
Total current assets	3,833,402	3,259,188

Property and equipment, net	4,288,054	3,657,880
Favorable lease rights, net	218,577	230,533
Goodwill	9,338	9,338
Other assets	114,665	106,660
Total assets	$ 8,464,036	$ 7,263,599

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 966,572	$ 788,707
Accrued liabilities	487,100	443,348
Income taxes payable	82,102	107,243
Current portion of long-term debt and capital leases	105,539	2,843
Total current liabilities	1,641,313	1,342,141

Long-term debt and capital leases	1,036,172	1,091,421
Deferred income taxes	224,255	178,694
Other long-term liabilities	167,494	144,412
Shareholders’ equity	5,394,802	4,506,931
Total liabilities and shareholders’ equity	$ 8,464,036	$ 7,263,599

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
Subject to Reclassification

	6 Months Ended
	July 30, 2005	July 31, 2004 (restated)

Operating activities

Net income	$ 311,920	$ 249,985
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	162,995	138,393
Amortization of debt discount	108	108
Deferred income taxes	41,911	43,833
Share-based compensation	21,040	23,354
Excess tax benefits from share-based compensation	(9,606)	(3,473)
Changes in operating assets and liabilities:
Accounts receivable, net	93,226	56,702
Merchandise inventories	(250,354)	(169,222)
Other current assets	(35,025)	(11,607)
Accounts payable	261,917	256,108
Accrued and other long-term liabilities	(72,684)	12,040
Income taxes	(85,474)	(22,506)

Net cash provided by operating activities	439,974	573,715

Investing activities

Acquisition of property and equipment
and favorable lease rights	(404,231)	(443,317)
Net purchases of short-term investments	(51,247)	(129,758)
Other	(16,316)	(16,359)
Net cash used in investing activities	(471,794)	(589,434)

Financing activities

Tax benefits of stock options	9,606	3,473
Payments of other long-term debt	(2,435)	(11,559)
Payments of financing fees on debt	0	(62)
Proceeds from stock option exercises	18,251	16,292

Net cash provided by financing activities	25,422	8,144

Net decrease in cash and cash equivalents	(6,398)	(7,575)
Cash and cash equivalents at beginning of period	116,717	112,748

Cash and cash equivalents at end of period	$ 110,319	$ 105,173